Exhibit 2.1

Execution Version

AMENDMENT TO

ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is entered into as of November 4, 2022 by and between Tactile Systems Technology, Inc., a Delaware corporation ("Buyer"), and Movair, Inc. (formerly known as International Biophysics Corporation), a Texas corporation ("Seller"), and amends that certain Asset Purchase Agreement, dated as of September 8, 2021 (the "Purchase Agreement"), among Buyer, Seller, and, solely with respect to Sections 5.5 and 5.7 of the Purchase Agreement, H. David Shockley, Jr. (the "Shareholder"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

RECITALS

A.Section 9.1 of the Purchase Agreement states that the Purchase Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

B.Buyer and Seller desire to amend certain provisions of the Purchase Agreement, as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Amendment to Purchase Agreement — Earn-Out.

(a)Section 1.9(b) of the Purchase Agreement is hereby amended by adding the following after the second sentence thereof:

"Buyer and Seller acknowledge and agree that the Initial Earn-Out Payment is equal to $10,000,000. Buyer shall pay to Seller $5,000,000 of the Initial Earn-Out Payment on or before November 28, 2022. Buyer shall pay the remaining portion of the Initial Earn-Out Payment of $5,000,000, plus an imputed interest payment of $250,000, for a total payment of $5,250,000, on or before May 26, 2023."

(b)The definition of Second Earn-Out Payment in Section 1.9(n)(ix) is amended and restated in its entirety as follows:

"Second Earn-Out Payment" means an amount equal to (A) 3.0 multiplied by (B) the amount by which the Business's Revenues in the Second Earn-out Period exceed Initial Period Revenues; provided that in no event will the Second Earn-Out Payment exceed $10,000,000."

(a)

(b)

(c)There is hereby added to Section 1.9 a new paragraph (o), to read as follows:

"(o)Given the Parties' agreement in Section 9.7(o), any portion of any Earn-Out Payment not paid on the date due in accordance with this Section 1.9 shall bear interest from the date due until the date paid in full at a rate equal to the lesser of (i) the highest rate permissible under any Applicable Law or (ii) the LIBOR Rate (as defined in the Credit Agreement) or, if the LIBOR Rate is no longer available or used under the Credit Agreement, any Benchmark Replacement (as defined in the Credit Agreement) plus 5.50%."

(d)There is hereby added to Section 9.7 the following definition:

"Credit Agreement" means the Amended and Restated Credit Agreement, dated as of April 30, 2021 among Buyer, Wells Fargo Bank, National Association, as administrative agent for the Lenders, and the Lenders signatory thereto, together with all amendments, restatements, supplements and modifications thereto, including the First Amendment Agreement dated as of September 8, 2021 and Second Amendment Agreement dated as of February 22, 2022."

2.Representations and Warranties. In order to induce the other Party to enter into this Amendment, each Party represents and warrants to the other Party that (a) such Party has the corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder; (b) the execution and delivery of this Amendment by such Party has been duly authorized by all necessary corporate action on the part of such Party; (c) this Amendment has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, except as the enforceability hereof and thereof may be limited by the Enforcement Exceptions; (d) the execution and delivery by such Party of this Amendment will not violate, conflict with, or result in the breach of any of the terms of any provision of any material contract to which such Party is a party (including, in the case of Buyer, the Credit Agreement); and (e) as of the date hereof, such Party does not have Knowledge of any claim by it for Damages under Article 7 of the Purchase Agreement.

3.Full Force and Effect. The Purchase Agreement is amended only as expressly provided in this Amendment and shall otherwise continue in full force and effect.

4.Terms Incorporated. The provisions of Section 9.1 through Section 9.19 of the Purchase Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

5.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, to the exclusion of the law of any other forum and notwithstanding any jurisdiction's choice-of-law rules to the contrary.

6.Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

[Signature Page Follows]

In witness whereof, Buyer and Seller have caused this Amendment to be executed as of the date first written above.

BUYER:

TACTILE SYSTEMS TECHNOLOGY, INC.

By: /s/ Daniel L. Reuvers

Name: Daniel L. Reuvers

Title: Chief Executive Officer

SELLER:

MOVAIR, INC.

By: /s/ H. David Shockley, Jr.

Name: H. David Shockley, Jr.

Title:President/CEO

[Signature page to Amendment to Asset Purchase Agreement]